Exhibit 23

Consent of Independent Registered Public Accounting Firm

CB Financial Services, Inc.

Carmichaels, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-205363) of our report dated March 13, 2017, relating to the consolidated statements of financial condition as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stock holders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, which appears in the Annual Report on Form 10-K.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania

March 13, 2017